As filed with the Securities and Exchange Commission on June 15, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DERMA SCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2328753 (I.R.S. Employer Identification No.)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Edward J. Quilty, President
214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications and notices to:
Raymond C. Hedger, Jr., Esq.
Hedger & Hedger
2 Fox Chase Drive
P.O. Box 915
Hershey, PA 17033
(717) 534-9993

        Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value per share (1)	10,620,392	$0.83 (2)	$8,814,925	$943
Common stock, $.01 par value per share (3)	3,409,904	$0.83 (2)	$2,830,221	$303
Totals	14,030,296		$11,645,146	$1,246

(1)     Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)     Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sale price for the common stock as reported by the OTC Bulletin Board on June 12, 2006.

(3)     To be offered and sold by selling shareholders upon exercise of series H and series I warrants (the “Convertible Securities”). Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable upon exercise of the Convertible Securities to prevent dilution resulting from stock splits, stock dividends and similar transactions.

        THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON THE DATE THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS

Derma Sciences, Inc.

14,030,296 Shares of
Common Stock

_________________

        The shareholders of Derma Sciences listed below are offering and selling 14,030,296 shares of common stock under this prospectus. We will not receive any part of the proceeds from sales of the shares.

        Our common stock is quoted on: (1) the National Association of Securities Dealers OTC Bulletin Board trading under the ticker symbol “DSCI”, and (2) the Boston Stock Exchange trading under the ticker symbol “DMS”. On June 12, 2006 the closing price for the common stock as reported by the OTC Bulletin Board was $0.83.

_________________

        These shares involve risks. See “Risk Factors” beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is June __, 2006.

(Subject to completion)

DERMA SCIENCES

        We market and sell three lines of products. Our wound care products consist of basic and advanced dressings, ointments and sprays designed to manage and treat a wide range of chronic and non-chronic skin conditions. Our specialty fastener products consist of sterile pressure sensitive adhesive wound closure strips, pressure sensitive adhesive catheter fasteners and tubular net dressings. Our general purpose and specialized skincare products consist of bath sponges, body washes, shampoos, an incontinent wash, a moisture barrier ointment, skin moisturizers and lotions, hand washes and sanitizers and a hard surface disinfectant.

        We sell our products through our own direct sales force and through independent distributors. Our primary customers are nursing homes, hospitals, clinics and home healthcare agencies. Our products are available throughout the United States, Canada and in other select international markets.

        Our executive offices are located at 214 Carnegie Center, Suite 100, Princeton, New Jersey and our telephone number is (609) 514-4744.

RISK FACTORS

        This investment involves a high degree of risk and you should purchase shares only if you can afford a complete loss of your investment. Consider carefully these risk factors and other information in this prospectus.

The potential increase in common shares due to the conversion, exercise or vesting of outstanding derivative securities may have a depressive effect upon the market value of the Company’s shares.

        Up to 18,108,032 shares of the Company’s common stock are potentially issuable upon the conversion, exercise or vesting of outstanding convertible preferred stock, warrants, options and restricted stock awards (“derivative securities”). The shares of common stock potentially issuable upon conversion, exercise or vesting of derivative securities are substantial compared to the 22,906,160 shares of common stock currently outstanding.

        Earnings per share relative to the Company’s common stock, as and when generated, will be calculated assuming the issuance of all dilutive derivative securities. Earnings per share of common stock will be substantially diluted by the existence of these derivative securities regardless of whether they are converted, exercised or issued. This dilution of earnings per share could have a depressive effect upon the market value of the Company’s common stock.

The Company has generated only nominal income and it cannot guarantee future profitability.

        The Company earned net income of $57,720 (unaudited) in the first quarter of 2006, $22,241 in 2003, $61,368 in 2002 and $192,398 in 2001 and incurred losses of $909,104 in 2005, $2,338,693 in 2004, $2,581,337 in 2000 and $2,998,919 in 1999. At March 31, 2006, the Company had an accumulated deficit of $13,837,414 (unaudited). Although the Company achieved nominal profitability in the first quarter of 2006, in 2003, 2002 and 2001, the Company cannot offer any assurance that it will be able to generate sustained or significant earnings.

The Company’s stock price has been volatile and this volatility is likely to continue.

        Historically, the market price of the Company’s common stock has been volatile. The high and low prices for the years 2001 through 2005 and the first five months of 2006 are set forth in the table below:

Derma Sciences Trading Range - Common Stock

Year	Low	High

2001	$0.22	$0.80
2002	$0.35	$0.85
2003	$0.35	$2.30
2004	$0.43	$1.90
2005	$0.42	$0.78
2006(*)	$0.45	$0.97
(*) January 1 through May 31.

        Events that may affect the Company’s stock price include:

•	Quarter to quarter variations in its operating results;
•	Changes in earnings estimates by securities analysts;
•	Changes in interest rates or other general economic conditions;
•	Changes in market conditions in the wound care and skin care industries;
•	The introduction of new products either by the Company or by its competitors; and
•	The loss of a major customer.

        Although all publicly traded securities are subject to price and volume fluctuations, it is likely that the Company’s common stock will experience these fluctuations to a greater degree than the securities of more established and better capitalized organizations.

The Company has not paid, and is unlikely to pay in the near future, cash dividends on its securities.

        The Company has never paid any cash dividends on its common or preferred stock and does not anticipate paying cash dividends in the foreseeable future. The payment of dividends by the Company will depend on its future earnings, financial condition and such other business and economic factors as the Company’s management may consider relevant.

The Company’s foreign operations are essential to its economic success and are subject to various unique risks.

        The Company’s future operations and earnings will depend to a large extent on the results of its operations in Canada and its ability to maintain a continuous supply of basic wound care products from its operations and suppliers in China. While the Company does not envision any adverse change to operations in Canada and China, adverse changes to these operations, as a result of political, governmental, regulatory, economic, exchange rates, labor, logistical or other factors, could have an adverse effect on the Company’s future operating results.

The rate of reimbursement for the purchase of the Company’s products by government and private insurance is subject to change.

        Sales of several of the Company’s wound care and specialty fastener products depend partly on the ability of its customers to obtain reimbursement for the cost of its products from government health administration agencies such as Medicare and Medicaid. Both government health administration agencies and private insurance firms continuously seek to reduce healthcare costs. These cost reduction efforts may adversely affect both the eligibility of the Company’s products for reimbursement and the rate of reimbursement. Although management believes that reimbursement policies relative to the Company’s products will remain stable for the foreseeable future, it can offer no assurance that the Company’s products will continue to be eligible for reimbursement indefinitely or that the rate of reimbursement will not be reduced.

The Company’s success may depend upon its ability to protect its patents and proprietary technology.

        The Company owns patents, both in the United States and abroad, for several of its products, and relies upon the protection afforded by its patents and trade secrets to protect its technology. The Company’s success may depend upon its ability to protect its intellectual property. However, the enforcement of intellectual property rights can be both expensive and time consuming. Therefore, the Company may not be able to devote the resources necessary to prevent infringement of its intellectual property. Also, the Company’s competitors may develop or acquire substantially similar technologies without infringing the Company’s patents or trade secrets. For these reasons, the Company cannot be certain that its patents and proprietary technology will provide it with a competitive advantage.

If members of the Company’s management and their affiliates were to exercise all warrants and options held by them, and if substantially all of the restricted stock awards granted to members of management were to vest, members of management and their affiliates could acquire a majority of the voting stock of the Company.

        The executive officers and directors of the Company, together with institutions with which they are affiliated, own substantial amounts of the Company’s common stock, together with outstanding options and warrants to purchase the Company’s common stock. In addition, the Company’s executive officers have been awarded substantial shares of restricted stock whose vesting is contingent upon the Company’s common stock attaining certain benchmark values. Depending upon the warrants and options exercised by outside investors, if directors and affiliates were to exercise their options and warrants, and if the restricted stock awards to the Company’s executive officers vest, members of management and their affiliates could obtain a majority of the Company’s voting stock. As a result, these officers, directors and affiliates of the Company would be in a position to significantly influence the strategic direction of the Company, the composition of its board of directors and the outcome of fundamental transactions requiring shareholder approval.

Government regulation plays a significant role in the Company’s ability to acquire and market products.

        Government regulation by the United States Food and Drug Administration and similar agencies in other countries is a significant factor in the development, manufacturing and marketing of many of the Company’s products and in the Company’s acquisition or licensing of new products. Complying with government regulations is often time consuming and expensive and may involve delays or actions adversely impacting the marketing and sale of the Company’s current or future products.

Approximately half of the Company’s products are manufactured by third party manufacturers.

        Approximately one half of the Company’s products are manufactured by third party manufacturers. One manufacturer produces advanced wound care products which account for about ten percent of the Company’s sales. Each of the Company’s other manufacturers produces products that individually account for less than ten percent of the Company’s sales.

        Management considers the Company’s relationships with its third party manufacturers to be excellent. Although there are several manufacturers potentially available for each of the Company’s products, if a current manufacturer were unable or unwilling to continue to manufacture the Company’s products, distribution and sales of the affected products could be delayed for the period necessary to secure a replacement.

Competitors could invent products superior to those of the Company and cause its products and technology to become obsolete.

        The Company operates in an industry where technological developments occur at a rapid pace. The Company competes with a large number of established companies and institutions many of which have more capital, larger staffs and greater expertise than the Company. The companies with which the Company competes include Bristol Myers Squibb-Convatec, Smith & Nephew, Johnson & Johnson, 3M, Kendall, Hermitage, Medical Action, Cyprus, DeRoyal, Provon, Calgon Vestal-Steris, Chester Laboratories, Medicom and Medical Mart, together with a number of smaller companies. The Company’s competitors currently manufacture and distribute a variety of products that are in many respects comparable to those of the Company. While management has no specific knowledge of products under development by the Company’s competitors, it is possible that these competitors may develop technologies and products that are more effective than any the Company currently has. If this occurs, any of the Company’s products and technology affected by these developments could become obsolete.

Although the Company is insured, any material product liability claims could adversely affect its business.

        The Company sells over-the-counter products and medical devices and is exposed to the risk of lawsuits claiming alleged injury caused by its products. Among the grounds for potential claims against the Company are injuries due to alleged product inefficacy and injuries resulting from infection due to allegedly non-sterile products. Although the Company carries product liability insurance with limits of $1.0 million per occurrence and $2.0 million aggregate with $5.0 million in umbrella coverage, this insurance may not be adequate to reimburse the Company for all damages that it could suffer as a result of successful product liability claims. No material product liability claim has ever been made against the Company and management is not aware of any pending product liability claims. However, a successful material product liability suit could adversely affect the Company’s business.

        Some of the information in this prospectus may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and may be subject to the safe harbor created by that section. You can identify these statements by noting the use of forward-looking terms like “believes,” “expects,” “plans,” “estimates” and other similar words. Risks, uncertainties or assumptions that are difficult to predict may affect these kinds of statements. The preceding risk factors and other cautionary statements could cause our actual operating results to differ materially from those expressed in any forward-looking statement. We caution you to keep in mind the preceding risk factors and other cautionary statements and to refrain from placing undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and you can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like Derma Sciences, that file electronically with the SEC. Additional information about Derma Sciences can also be found at our Web site at http://www.dermasciences.com.

        The SEC allows us to “incorporate by reference” the information from the documents we file with them which means that we can disclose important information to you by referring you to those documents. The information which we incorporate by reference is part of this prospectus. Additional information that we file with the SEC will automatically update previous information. We incorporate the following documents by reference into this prospectus:

(a)	The Company's annual report on Form 10-KSB filed March 31, 2006 for the year ended December 31, 2005.
(b)	The Company's notice of annual meeting of shareholders and definitive proxy statement filed April 5, 2006 relative to the election of directors, amendment of Derma Sciences' stock option plan, adoption of Derma Sciences' restricted stock plan, amendment of Derma Sciences' articles of incorporation to increase the shares of common stock available for issuance and ratification of the appointment of J.H. Cohn LLP as Derma Sciences' independent registered public accounting firm for the year ending December 31, 2006.
(c)	The Company's current report on form 8-K filed February 16, 2006 relative to the Company's entering into a licensing and manufacturing agreement with Comvita New Zealand Limited.
(d)	The Company's current report on form 8-K filed April 24, 2006 relative to the Company's entering into an amended revolving credit facility agreement with CapitalSource Finance, LLC.

(e)	The Company's current report on form 8-K filed April 24, 2006 relative to the Company's private sale of 2,655,098 units ("Units"), at $2.40 per Unit, each Unit consisting of four shares of the Company's common stock and one five-year warrant to purchase one share of common stock at the price of $1.00.
(f)	The Company's current report on form 8-K filed April 24, 2006 relative to the Company's acquisition of substantially all of the assets of Western Medical, Inc.

        All documents filed by Derma Sciences pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post effective amendment to the registration statement which indicates that all shares of common stock offered by this registration statement have been sold, or which deregisters all shares of common stock then remaining unsold, are incorporated by reference into this prospectus from the date of filing of these documents. Any statement contained in this prospectus or in a document incorporated in this prospectus by reference will be considered modified or replaced for purposes of this prospectus if the statement is modified or replaced by a statement in a later document that also is incorporated by reference in this prospectus.

        This prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules that were filed with it. The statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. We qualify any statement by reference to the copy of the contract or document filed as an exhibit to the registration statement. If you would like a copy of any document incorporated in this prospectus by reference (other than exhibits unless these exhibits are specifically incorporated by reference in a document), you can call or write to us at our principal executive offices, Attention: Edward J. Quilty, President and Chief Executive Officer, at 214 Carnegie Center, Suite 100, Princeton, New Jersey 08540, telephone (609) 514-4744. We will provide this information upon written or oral request and without charge to any person, including a beneficial owner, to whom a copy of this prospectus is delivered.

        We have not authorized any dealer, salesperson or other individual to give any information or to make any representation not contained or incorporated by reference in this prospectus. If you receive any of that kind of information or if any of those types of representations are made to you, you must not rely on the information or representations as having been authorized by Derma Sciences. Also, you must not consider that the delivery of this prospectus or any sale made under it implies that the affairs of Derma Sciences have remained unchanged since the date of this prospectus or that the information contained in this prospectus is correct or complete as of any time after the date of this prospectus.

        This prospectus and any supplement to this prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities covered by this prospectus to any person in any jurisdiction in which this offer or solicitation is unlawful.

USE OF PROCEEDS

        All of the net proceeds from the sale of the shares will go to the selling shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the sale of the shares.

SELLING SHAREHOLDERS

        We have agreed with the selling shareholders to register the following shares of our common stock purchased, or to be purchased, by the selling shareholders in transactions not involving a public offering. We also agreed to use our best efforts to keep the registration statement effective until the earlier of three years from the date the registration statement becomes effective or until the shares may be publicly sold in accordance with SEC rules. Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

        The following table presents information regarding the selling shareholders’ ownership of our common stock as of May 31, 2006. We determine each selling shareholder’s pre-offering ownership by assuming that all exercisable options and warrants held by the selling shareholder have been exercised and all shares of convertible preferred stock held by the selling shareholder have been converted into common stock. We determine each selling shareholder’s post-offering ownership by assuming that all of the shares (and only the shares) offered by this registration statement are sold. Other than as set forth in the footnotes to the table, no selling shareholder has had any position, office or other material relationship with Derma Sciences, or any of its affiliates, during the past three years other than as an owner of our securities:

Name	Shares Beneficially Owned	Shares Offered Hereby	Shares to be Owned After Offering	Percentage of Outstanding Shares to be Owned After Offering
Arnold, E.H	472,920	472,920	0	0.0%
Arnold, Gary & Patricia	250,000	250,000	0	0.0%
Baroni, Philip & Rachel	43,750	43,750	0	0.0%
Baxter, Jr., George D	37,500	37,500	0	0.0%
Bean, Thomas J	62,500	62,500	0	0.0%
Beebe, Raymond M. & Joan P	31,250	31,250	0	0.0%
Bennett, Jr., William W	25,000	25,000	0	0.0%
Bernier, Russell	20,000	20,000	0	0.0%
Bero, Ronald A	56,250	56,250	0	0.0%
Bertsch, John R	375,000	375,000	0	0.0%
Bissaillon Pershing LLC	25,000	25,000	0	0.0%
Bond, Jeremy	82,500	82,500	0	0.0%
Bornstein, Stanley A	31,250	31,250	0	0.0%
Brunone, Michael	52,000	52,000	0	0.0%
Burnett, Phillip L. & Allyson	25,000	25,000	0	0.0%
Carroll, Peter & Maureen	37,500	37,500	0	0.0%
Casey, C. Mark	31,250	31,250	0	0.0%
Cashion, Robert B	43,750	43,750	0	0.0%
Chaney, William	18,750	18,750	0	0.0%
Cleveland, Kenneth M	25,000	25,000	0	0.0%
Cleveland, Kenneth W	50,000	50,000	0	0.0%
Colen, Frank Kee	75,000	75,000	0	0.0%
Comvita New Zealand Limited	2,083,330	2,083,330	0	0.0%
Corsi, Philip D	25,000	25,000	0	0.0%
Couch, Carmen M	25,000	25,000	0	0.0%
Cowan, Ronald D	31,250	31,250	0	0.0%
Crabtree, John & Teresa	37,500	37,500	0	0.0%
Craven, Neil	416,665	416,665	0	0.0%
Crow, John W	31,250	31,250	0	0.0%
Crowley Esposito Pershing LLC	62,500	62,500	0	0.0%
Cuomo, Ralph J. & Leslie L	25,000	25,000	0	0.0%
Deluca, Guerino & Francis	207,500	207,500	0	0.0%
Dolphin Offshore Partners, LP.	958,334	625,000	333,334	1.5%

Name	Shares Beneficially Owned	Shares Offered Hereby	Shares to be Owned After Offering	Percentage of Outstanding Shares to be Owned After Offering
Dowdle, Nutie	100,000	100,000	0	0.0%
Dunham, Michael	207,500	207,500	0	0.0%
Duvall, W. Lewis	62,500	62,500	0	0.0%
Edmondson, Robert	62,500	62,500	0	0.0%
Ellis, Stan	31,250	31,250	0	0.0%
Esposito, Albert & Brooke Crowley	125,000	125,000	0	0.0%
Esposito, Albert & Margaret	41,250	41,250	0	0.0%
Feldhacker, Lawrence D	100,000	100,000	0	0.0%
Fisher, Karl L	25,000	25,000	0	0.0%
Fisher, Robert Louis & Carroll	100,000	100,000	0	0.0%
Fortin, Dennis	200,000	200,000	0	0.0%
Foster, Michael & Kathryn L	37,500	37,500	0	0.0%
Foutch, James R	100,000	100,000	0	0.0%
Foxx, Michael J	50,000	50,000	0	0.0%
Foxx, Steven A	25,000	25,000	0	0.0%
Gimenez, Frank & Philomena	25,000	25,000	0	0.0%
Gray, Gary L	25,000	25,000	0	0.0%
Hagen, Terry E. & Dawn R	31,250	31,250	0	0.0%
Hailey, Douglas	44,182	44,182	0	0.0%
Hill, Ernest H	50,000	50,000	0	0.0%
Hintz Pershing LLC	100,000	100,000	0	0.0%
Hubbard, Glenn R	100,000	100,000	0	0.0%
Iroquois Master Fund LTD	208,330	208,330	0	0.0%
Jackson, Jr., C. Bennett	25,000	25,000	0	0.0%
John R. Worthington Trust	50,000	50,000	0	0.0%
Kalka, Howard A	105,000	105,000	0	0.0%
Kane, Lawrence	31,250	31,250	0	0.0%
Katchke, Robert D	25,000	25,000	0	0.0%
Kort, Jordan R	31,250	31,250	0	0.0%
Koski, Robert	100,000	100,000	0	0.0%
Kuekenhof Equity Fund, L.P.	375,000	375,000	0	0.0%
Kuras, Terry J	31,250	31,250	0	0.0%
Leonard Pershing LLC	25,000	25,000	0	0.0%
Lewis, Shirley J. & Guy W	125,000	125,000	0	0.0%
Liggett, Keith	25,000	25,000	0	0.0%
Linville, David G	43,750	43,750	0	0.0%
Lonze, Robert	31,250	31,250	0	0.0%
Lunstra, Roger W	100,000	100,000	0	0.0%
Main, Robert W	62,500	62,500	0	0.0%
Manka, Gary L	37,500	37,500	0	0.0%

Name	Shares Beneficially Owned	Shares Offered Hereby	Shares to be Owned After Offering	Percentage of Outstanding Shares to be Owned After Offering
Mayol, Dale M	31,250	31,250	0	0.0%
Miller Family, Louis & Judith	25,000	25,000	0	0.0%
Mory, Zubin R. & Dilnaz Z	10,415	10,415	0	0.0%
Muscoplat, Charles C	25,000	25,000	0	0.0%
Narang, Ashok Kumar	100,000	100,000	0	0.0%
Newton, Charles A	25,000	25,000	0	0.0%
Nite Capital LP.	208,330	208,330	0	0.0%
Nuttall, Dr. Richard V. & Annetta	25,000	25,000	0	0.0%
Oh, Richard C	30,000	30,000	0	0.0%
Palmer, Keith A. & Theresa R	37,500	37,500	0	0.0%
Palmieri, Vincent M	100,000	100,000	0	0.0%
Parker, Jr., Wallace P	37,500	37,500	0	0.0%
Parker, M. Lawrence & Ellen L	50,000	50,000	0	0.0%
Paulick, Wulf & Renate	62,500	62,500	0	0.0%
Pension Inc.	82,500	82,500	0	0.0%
Portera, Vito S	50,000	50,000	0	0.0%
Prendergast, Thomas	100,000	100,000	0	0.0%
R2MJ, LLC	62,500	62,500	0	0.0%
RAB American Opportunities Fund, Ltd.	880,000	480,000	400,000	1.7%
RAB North American Dynamic Fund	150,000	150,000	0	0.0%
Radocchia, Stephen C	50,000	50,000	0	0.0%
Random, David A	100,000	100,000	0	0.0%
Ravich, Mark	100,000	100,000	0	0.0%
Resich, Jr., John J	31,250	31,250	0	0.0%
Resnikoff Pershing LLC	25,000	25,000	0	0.0%
Rowland, Allen R	100,000	100,000	0	0.0%
Sadar, Jeffrey L. & Barbara A	50,000	50,000	0	0.0%
Schabel, Glenn	18,750	18,750	0	0.0%
Schlobohm, Starr F	62,500	62,500	0	0.0%
Schroeder, Robert C	20,000	20,000	0	0.0%
Shadow Capitol LLC	575,000	575,000	0	0.0%
Siegel, Barry	31,250	31,250	0	0.0%
Sirard, Louis	25,000	25,000	0	0.0%
Smith, Howard	100,000	100,000	0	0.0%
Smith, Jr., W.C	50,000	50,000	0	0.0%
Snow, Rodney G. & Barbara M	25,000	25,000	0	0.0%
Solomon, Maurice	50,000	50,000	0	0.0%
Spahr-Dereberry Family Trust	50,000	50,000	0	0.0%
Szczepanski, Eugene	125,000	125,000	0	0.0%
Tadych, James	82,500	82,500	0	0.0%

Name	Shares Beneficially Owned	Shares Offered Hereby	Shares to be Owned After Offering	Percentage of Outstanding Shares to be Owned After Offering
Taglich Brothers, Inc.	100,000	100,000	0	0.0%
Taglich Pershing LLC	520,830	520,830	0	0.0%
Taglich, Claudia	207,500	207,500	0	0.0%
Taglich, Robert F	194,312	194,312	0	0.0%
Taglich, Michael N	715,312	715,312	0	0.0%
The Thomas J. Waggoner Marital Trust	62,500	62,500	0	0.0%
Thompson, Charles M	50,000	50,000	0	0.0%
Thorstenn, Susan & Magnus	249,920	249,920	0	0.0%
Wensley, Natalie R	25,000	25,000	0	0.0%
Woods, Mark P. & Lynn T.	25,000	25,000	0	0.0%

Total Shares	14,763,630	14,030,296	733,334

PLAN OF DISTRIBUTION

        The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

•	In the over-the-counter market;
•	On the OTC Bulletin Board, the Boston Stock Exchange or any national securities exchange or market or securities trading medium on which our common stock may be listed at the time of sale;
•	Through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	Through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
•	In ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	Through options, swaps or derivatives;
•	In privately negotiated transactions;
•	In transactions to cover short sales;
•	Through any other legally permissible method; and
•	Through a combination of any of the previous methods of sale.

        The selling shareholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell the shares. In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling shareholder or, if any broker-dealer acts as agent for the purchaser of the shares, from a purchaser in amounts to be negotiated. This compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of shares at a stipulated price per share. If the broker-dealer is unable to sell the shares as agent for a selling shareholder, it may purchase as principal any unsold shares at the price required to fulfill the broker-dealer’s commitment to the selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions in the over-the-counter market or otherwise at market prices and terms then prevailing or in negotiated transactions.

        The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In this event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        From time to time the selling shareholders may engage in puts and calls and other hedging transactions in our securities and may sell and deliver their shares of our common stock in connection with these transactions or in settlement of securities loans. In addition, selling shareholders may pledge their shares pursuant to the margin provisions of customer agreements with their broker-dealers. Upon delivery of these shares or upon default by a selling shareholder, the broker-dealer or financial institution may offer and sell the shareholder’s pledged shares.

LEGAL MATTERS

        For the purposes of this offering, Hedger & Hedger, 2 Fox Chase Drive, P.O. Box 915, Hershey, Pennsylvania, 17033, is giving its opinion on the validity and non-assessability of the shares.

EXPERTS

        The consolidated financial statements of Derma Sciences, Inc. and Subsidiaries as of and for the years ended December 31, 2005 and 2004 appearing in Derma Sciences, Inc.‘s annual report on Form 10-KSB for the year ended December 31, 2005 have been audited by J.H. Cohn LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        The following table sets forth expenses (estimated except for the registration fee) in connection with the offering described in the registration statement:

SEC registration fee	$ 1,246
Accounting fees and expenses	10,000
Legal fees and expenses	10,000
Printing expenses	2,500
Miscellaneous	1,000

Total	$24,746

Item 15.  Indemnification of Directors and Officers.

        Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 empower the Company, and the bylaws of the Company provide that it shall have the power, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or in the case of actions undertaken other than in his official capacity, not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

Item 16. Exhibits.

Exhibit Number	Description
4	Registration Rights Agreement
5	Opinion of Hedger & Hedger regarding the legality of the securities being registered
23.1	Consent of J.H. Cohn LLP
23.2	Consent of Hedger & Hedger (included in its opinion filed as Exhibit 5)
24	Powers of Attorney (included in signature page forming a part hereof)

Item 17. Undertakings.

        The undersigned Registrant undertakes:

        (l)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                 (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)    That, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Signatures on next page]

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 14th day of June, 2006.

DERMA SCIENCES, INC.
By:	/s/ Edward J. Quilty
Edward J. Quilty President and Chief Executive Officer

POWER OF ATTORNEY

        Know all men by these presents, that each person whose signature appears below constitutes and appoints Edward J. Quilty as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits to be filed also, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date
/s/ Edward J. Quilty	President, Chief Executive Officer and	June 14, 2006
Edward J. Quilty	Chairman of the Board of Directors
(Principal Executive Officer)
/s/ John E. Yetter, CPA	Vice President and Chief Financial Officer	June 14, 2006
John E. Yetter, CPA	(Principal Financial and Accounting
Officer)
/s/ Srini Conjeevaram	Director	June 14, 2006
Srini Conjeevaram
/s/ Stephen T. Wills, CPA, MST	Director	June 14, 2006
Stephen T. Wills, CPA, MST
/s/ James T. O'Brien	Director	June 14, 2006
James T. O'Brien
/s/ C. Richard Stafford, Esq.	Director	June 14, 2006
C. Richard Stafford, Esq.
/s/ Richard J. Keim	Director	June 14, 2006
Richard J. Keim
/s/ Robert G. Moussa	Director	June 14, 2006
Robert G. Moussa
/s/ Bruce F. Wesson	Director	June 14, 2006
Bruce F. Wesson

EXHIBIT INDEX

Exhibit Number	Description
4	Registration Rights Agreement
5	Opinion of Hedger & Hedger regarding the legality of the securities being registered
23.1	Consent of J.H. Cohn LLP
23.2	Consent of Hedger & Hedger (included in its opinion filed as Exhibit 5)
24	Powers of Attorney (included in signature page forming a part hereof)